UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2020

Aramark

(Exact name of registrant as specified in its charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Market Street Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	ARMK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2020, Aramark (the “Company”) and Keith Bethel, the Chief Growth Officer of the Company, agreed to Mr. Bethel’s retirement from Aramark and then entered into a letter agreement dated August 29, 2020 (the “Letter Agreement”) setting forth the terms of Mr. Bethel’s retirement, which is being treated as a termination without “cause” under the Noncompete Agreement (as defined below). Pursuant to the Letter Agreement, Mr. Bethel ceased to be Chief Growth Officer and an executive officer of Aramark on August 30, 2020 and will continue to be employed by the Company with the title of Executive Advisor until December 1, 2020. As provided in the Letter Agreement, including as applicable in accordance with the terms of the Amended and Restated Agreement Relating to Employment and Post-Employment Competition between the Company and Mr. Bethel dated July 16, 2020 (the “Noncompete Agreement”) and subject to Mr. Bethel’s continued compliance, for 18 months after his separation from service on December 1, 2020, with noncompete covenants contained in the Noncompete Agreement, Mr. Bethel will receive: (i) an amount equal to 18 months of his base salary (without giving effect to the temporary reduction in his base salary due to the COVID-19 pandemic) (totaling $750,000), payable in accordance with Aramark’s normal payroll cycle over the 18 months following his separation from service; (ii) an amount equal to $637,500 with $350,433.56 to be payable on December 29, 2020, $3,733.11 to be payable for the month of October 2021 and $35,416.67 to be payable each month from November 2021 through June 2022 with the payments from October 2021 through June 2022 to be payable in accordance with Aramark’s normal payroll cycle; (iii) an amount equal to his actual annual bonus for the 2020 fiscal year, with such bonus to be determined based on target achievement of both individual and financial objectives, in each case to be paid when fiscal 2020 bonuses would otherwise be paid; (iv) an amount equal to a pro rata bonus for the 2021 fiscal year (based upon the portion of the fiscal 2021 fiscal year during which he is an employee of Aramark), with such bonus to be determined based on the target achievement of both individual and financial objectives, in each case to be paid when fiscal 2021 bonuses would otherwise be paid; (v) 18 months of Company-paid medical insurance; (vi) 18 months of Company-paid automobile allowance (totaling $19,800); and (vi) reimbursement for outplacement counseling services in an amount not to exceed $50,000 until 18 months after his separation from service. Mr. Bethel is also required to execute a release of claims in order to receive, among other things, the cash payments under the Noncompete Agreement, as described above.

The foregoing summary description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits. The following exhibits are filed as part of this report:

10.1	Letter Agreement, dated as of August 29, 2020, by and between Keith Bethel and Aramark.

104	Cover Page Interactive Date File (embedded within the Inline XRBL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2020

Aramark

	By:	/s/ Lauren A. Harrington
	Name:	Lauren A. Harrington
	Title:	Senior Vice President and General Counsel